Exhibit 4.4
ENOVIX CORPORATION
CERTIFICATE
The undersigned securityholder (the “Securityholder”) of Enovix Corporation, a Delaware corporation (the “Company”), is delivering this certificate to the Company in connection with the Securityholder’s warrants to purchase shares of Common Stock, par value $0.0001 per share, of the Company set forth on Schedule I hereto (the “Securities”).
A.The Securityholder hereby represents and warrants to the Company that the Securityholder is not currently an “affiliate” of the Company as that term is defined in paragraph (a)(1) of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and has not been an affiliate of the Company for a period of three months prior to the date hereof.
B.The Securityholder hereby represents and warrants to the Company that the Securityholder is sophisticated in financial matters and is familiar with the registration requirements under the Securities Act. If the Securityholder is an investment fund, the Securityholder’s chief compliance officer (or the chief compliance officer of the general partner, manager or other entity which manages the Securityholder) has reviewed this certificate and is aware that the Securityholder will be executing and delivering this certificate to the Company and undertaking the obligations set forth herein.
C.The Securityholder acknowledges that the Company is formerly a “special purpose acquisition corporation” and therefore an issuer described in paragraph (i)(1)(i) of Rule 144 promulgated under the Securities Act (a “shell company”) and more than one year has elapsed from the date that the Company filed “Form 10 information” with the U.S. Securities and Exchange Commission (the “SEC”) reflecting its status as an entity that is no longer a shell company.
D.The Securityholder did not originally acquire the Securities with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.
E.If the Securityholder is an investment fund, the Securityholder has established and maintains adequate controls and procedures to ensure that the Securities are transferred and/or sold only pursuant to an exemption from the registration requirements of the Securities Act. Such controls include, but are not limited to, procedures designed to identify, segregate, and control the Securities. Such controls and procedures are effective in all material respects to perform the functions for which they were established.
F.The Securityholder hereby covenants that:
1.The Securityholder will transfer the Securities only:
(a)in accordance with Rule 144 promulgated under the Securities Act, including the requirement of Rule 144(i)(2) that the Company: (i) be then subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) has filed all reports and other materials required to be filed by Section 13 or 15(d) of such Exchange Act, as applicable, during the preceding 12 months, other than Form 8-K reports; or
(b)pursuant to another exemption from the registration requirements of the Securities Act, provided that the Securityholder provides the Company with advance notice of such transfer and an opinion of counsel that the proposed transfer is exempt from the registration requirements of the Securities Act.
2.The Securityholder acknowledges and agrees that the Company is under no obligation to provide oral or written notice to the Securityholder regarding the availability of an exemption from registration pursuant to Rule 144, and the Securityholder shall be responsible for ensuring that any proposed transfers of the Securities in reliance upon Rule 144 comply with Rule 144, including without limitation subsection (i)(2) thereof. The Securityholder further acknowledges and agrees that Rule 144 may not be available as an exemption from registration for future transfers of Securities.
3.The Securityholder will provide the Company with any update to the Securityholder’s contact information set forth on the signature page hereof for purposes of any notification to be delivered to the Securityholder relating hereto.
G.The Securityholder previously entered into that certain Amended and Restated Registration Rights Agreement, dated as of July 14, 2021, with Rodgers Silicon Valley Acquisition Corp., currently known as Enovix Corporation, Rodgers Capital, LLC and the other parties thereto (the “Registration Rights Agreement”). The Securityholder, on behalf of itself and any successor or assign, including any subsequent transferee or holder of Securities, hereby agrees to terminate its notice and registration rights with respect to the securities of the Company (but not its rights and obligations related to indemnification matters pursuant to Sections 4.1, 4.2, 4.3 and 4.4), pursuant to the Registration Rights Agreement.
H.The Securityholder, on behalf of itself and any successor or assign, including any subsequent transferee or holder of the Securities, hereby agrees that, notwithstanding anything to the contrary in that certain Warrant Agreement, dated as of July 13, 2021, by and between the Company, Computershare Inc. and Computershare Trust Company, N.A. (the “Warrant Agreement”) (including without limitation Section 2.6 of the Warrant Agreement), the Warrants will be exercised by the holder thereof, if at all, only on a cashless basis pursuant to Section 3.3.1(c) of the Warrant Agreement and that no Warrants will be exercised for cash pursuant to Section 3.3.1(a) of the Warrant Agreement or otherwise.
[Signature page follows]